SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2006

SKYLYNX COMMUNICATIONS, INC.,
(Exact name of registrant as specified in its charter)

Delaware	0-27635	37-1465836
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

1502 Stickney Point Road, Unit 501, Sarasota, Florida 34231-3718
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (941) 926-2510

500 John Ringling Boulevard, Sarasota, Florida 34242
(Former name or former address, if changed since last report)
ITEM 1.01.	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

          On February 21, 2006, SkyLynx Communications, Inc. the (the "Company") executed an Amendment No. 1 to the Agreement and Plan of Merger dated November 29, 2005 (the "Amendment" and "Agreement, respectively) between and among the Company, an acquisition subsidiary of SkyLynx Acquisition Company ("SAC"), and Vetco Hospitals, Inc., a California corporation ("VETCO").

          The Amendment provides that the closing of the Company's acquisition of VETCO as set forth in the original Agreement and Plan of Merger shall occur no later than March 31, 2006.

          The Amendment provides that on the Effective Date of the merger, each outstanding share of VETCO Common Stock shall be converted into 98.8338 shares of SkyLynx Series A Convertible Preferred Stock having a Stated Value of $3.00 per share, or a total of 988,338 shares of Series A Preferred. An additional 11,662 shall be reserved for issuance pursuant to the conversion of a $100,000 VETCO convertible debenture that will be exchanged for a SkyLynx convertible debenture. Each issued and outstanding share of the Series A Preferred (up to 1.0 million) shall be convertible into 38.4316 shares of SkyLynx Common Stock (up to 38,431,600 shares) under certain circumstances.

            The Amendment provides for 100,000 shares of Series A Preferred issuable in the merger to be held under a Closing Escrow to provide for possible post-closing adjustments related to any undisclosed liabilities and tax liabilities of VETCO.

             All other terms and conditions of the Agreement and Plan of Merger remain unchanged.
ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS
(c)	Exhibits
Item	Title
1.0	Amendment No. 1 to the Merger Agreement dated November 29, 2005

SIGNATURE

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SKYLYNX COMMUNICATIONS, INC.
Date: February 23, 2006	By: /s/ Gary L. Brown Gary L. Brown, President and Chief Executive Officer